EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

          As of January 29, 2009, we had the following wholly owned subsidiaries:

1. Kirk Pharmaceuticals, LLC
2. ANDAPharm LLC
3. Kirk Pharmaceuticals, Inc.
4. Andapharm, Inc.
5. LipoGenics, Inc.
6. Bionutrics Health Products, Inc.
7. Synovics Laboratories, Inc.
8. Nutrition Technology Corporation
9. InCon International Ltd.
10. Cosmedics, Inc.